UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2010

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33378

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

(224) 405-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 3, 2011, Discover Financial Services (“DFS”) announced that it had completed the acquisition of The Student Loan Corporation (“SLC”) on December 31, 2010. Discover Bank (“Discover”), a wholly-owned subsidiary of DFS, acquired SLC for aggregate consideration of $600 million (the “Aggregate Merger Consideration”), in a merger transaction, with SLC surviving the merger as a wholly-owned subsidiary of Discover, in accordance with the Agreement and Plan of Merger entered into between Discover and SLC on September 17, 2010 (the “Merger Agreement”). Discover received a purchase price closing adjustment in the form of a cash payment of approximately $234 million by Citibank, N.A. (“Citibank”), 80% owner of SLC before the merger, resulting in a net cash outlay by Discover of approximately $366 million for the acquisition of SLC. At the effective time of the merger, which was 11:59 p.m. Eastern time on December 31, 2010, each outstanding share of SLC common stock was converted into the right to receive $30 in cash, without interest. The press release containing this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Just prior to the effectiveness of the merger, SLC completed two related asset sale transactions, one with SLM Corporation (“Sallie Mae”) pursuant to which it sold approximately $27 billion of its federal student loans and related assets, constituting the majority of SLC’s federal student loan portfolio, and another with Citibank, pursuant to which it sold approximately $8.7 billion of certain federal and private student loans and other assets. After consummation of these two transactions, SLC held only the private student loans and related assets and liabilities described below.

As a result of the merger, Discover acquired: (i) the beneficial interests in securitization trusts formed for the purpose of holding the private student loans associated with a public securitization transaction issued out of the SLC Private Student Loan Trust 2006-A, and a private securitization transaction issued out of the SLC Private Student Loan Trusts 2010-A and 2010-B (collectively, the “Loans”), (ii) the cash reserves held in the securitization trusts associated with the Loans and (iii) certain fixed, tangible and intangible assets including, without limitation, SLC’s student loan origination business. The total assets Discover acquired had a book value of approximately $4.2 billion as of November 30, 2010. Discover also assumed securitization debt and other liabilities of approximately $3.4 billion. Discover acquired the Loans and other assets at an 8.5% discount, which will be applied to balance sheet items through purchase accounting entries.

In connection with the closing of the merger, Discover consented to the commutation of certain insurance policies covering certain of the Loans, as further described below in Item 8.01, and entered into amendments of the Indemnification Agreement with Citibank and the Purchase Price Adjustment Agreement with Citibank and SLC that were entered into concurrently with the Merger Agreement, as further described below.

Under the terms of the Purchase Price Adjustment Agreement, Citibank paid Discover approximately $234 million, which is the amount by which the Aggregate Merger Consideration ($600 million) exceeded the closing purchase price of the securitization trust certificates (approximately $439 million), plus the absolute value of all reimbursable liabilities (approximately $57 million), plus an amount equal to a portion of the commutation payment made in connection with the commutation of certain insurance policies covering certain of the Loans (approximately $16 million). The provision for the commutation payment was added to the Purchase Price Adjustment Agreement by amendment. The commutation is further described in Item 8.01.

Under the terms of the original Indemnification Agreement, Citibank agreed to indemnify Discover for liabilities and losses arising from and relating to (i) SLC’s asset sales to Sallie Mae and Citibank, (ii) failure of the issuers of the insurance policies covering the Loans to perform their obligations, and (iii) certain other events. Under the terms of the amendment to the Indemnification Agreement, Citibank agreed to indemnify Discover for liabilities and losses arising from and relating to the commutation of certain insurance policies covering the Loans, as further described in Item 8.01.

Item 8.01.	Other Events.

In connection with the closing of the merger, Discover consented to the commutation of three of SLC’s student loan insurance policies with United Guaranty Commercial Insurance Company of North Carolina (“United Guaranty”) covering certain of the Loans. Accordingly, SLC and United Guaranty entered into a Commutation Agreement and Release whereby United Guaranty agreed to make a lump sum payment to SLC in consideration of the termination of United Guaranty’s obligations under the commuted policies. None of the commuted policies covers any of the Loans associated with the public securitization transaction issued out of the SLC Private Student Loan Trust 2006-A. In connection with the foregoing, Discover and Citi agreed to amend the Indemnification Agreement, and Discover, Citi and SLC agreed to amend the Purchase Price Adjustment Agreement, as described above in Item 1.01.

In addition, in connection with the closing of the merger, Discover entered into a Transition Services Agreement with Citibank and its affiliates providing for, among other things, the ongoing servicing of the Loans as well as the provision of certain services by Discover to Citibank and its affiliates.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Discover Financial Services Press Release dated January 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Dated: January 3, 2011	By:	/S/ D. CHRISTOPHER GREENE
	Name:	D. Christopher Greene
	Title:	Vice President, Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Discover Financial Services Press Release dated January 3, 2011